Exhibit 99

Contact: Steve Krull, Vice President, Corporate Communications, or Dave Dimmer, Corp. Communications
   419/248-8421

               OWENS CORNING FILES JOINT PLAN OF REORGANIZATION
                  WITH ASBESTOS CREDITORS IN CHAPTER 11 CASE

TOLEDO, OHIO, January 17, 2003 - Owens Corning (OTC BB: OWENQ) announced today that it filed a Joint Plan of Reorganization in the United States Bankruptcy Court for the District of Delaware. The company and 17 of its United States subsidiaries, together with the Official Committee of Asbestos Claimants, and the Legal Representative for future asbestos personal injury claimants, filed the Plan.

Owens Corning filed for protection under Chapter 11 of the U.S. Bankruptcy Code on October 5, 2000. The filing was necessitated by the growing demands on the company's cash flow resulting from the substantial costs of asbestos personal injury litigation.

"The filing of this Plan is an important milestone for Owens Corning. I am proud that we are taking these steps to resolve our asbestos liability once and for all," said David T. Brown, chief executive officer. "This Plan advances our objective of emerging from Chapter 11 as quickly as possible as a strong and competitive company well positioned to serve our customers."

The Plan provides for partial payment of all creditors' claims, in the form of distributions of new common stock and notes of the reorganized company, and cash. Additional distributions from potential insurance and other third-party claims may also be paid to creditors, but it is expected that all classes of unsecured creditors will be impaired. Therefore, the Plan also provides that the existing common stock of Owens Corning will be cancelled, and that current shareholders will receive no distribution or other consideration in exchange for their shares.

The percentage recovery and value of the payments made to each class of creditors will depend upon a number of factors. Those factors include the value of the shares of new common stock and notes to be issued by the company, the amount of cash available for distribution, the resolution of certain inter-creditor issues, and the ultimate aggregate asbestos liability.

The Plan sets forth a proposed consensual framework to determine creditor distributions, with recoveries based on aggregate asbestos claims of $16 billion, and a preferred recovery to holders of bank claims of $400 million, in addition to pro rata recovery on the balance of their claims. In the event that financial creditors do not agree to the terms of the proposed consensual Plan, the Court has scheduled hearings on the confirmation process to begin April 1, 2003.

Under either a consensual or a non-consensual Plan, a majority of the newly issued common stock, together with notes, and cash, as well as the assets of the existing Fibreboard insurance trust will fund a new trust created under the Plan pursuant to Section 524(g) of the U.S. Bankruptcy Code. The Section 524(g) Trust will assume all obligations of Owens Corning, Fibreboard, and their respective subsidiaries and affiliates, for current and future asbestos personal injury claims and demands, and will, through Owens Corning and Fibreboard sub-trusts, make payments to claimants in accordance with trust distribution procedures. In addition, the Plan of Reorganization provides for an injunction protecting the newly reorganized company from any asbestos personal injury claims and demands.

The company expects to file with the Court a proposed Disclosure Statement regarding the Plan on or before February 28, 2003. Votes on the Plan may not be solicited until the Court approves the Disclosure Statement.

The Plan is available on the Internet at www.ocplan.com where the proposed Disclosure Statement and other filings will be posted as they become available.

Owens Corning is a world leader in building materials systems and composite systems. Founded in 1938, the company had sales of $4.8 billion in 2001 and employs approximately 19,000 people worldwide. Additional information is available on Owens Corning's Web site at www.owenscorning.com or by calling the company's toll-free General Information line: 1-800-GETPINK.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements.
Further information on factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.